Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

Contact: Lynda L. Glass

717.339.5085

ACNB CORPORATION ANNOUNCES

2008 THIRD QUARTER EARNINGS

AND COMMON STOCK REPURCHASE PROGRAM

GETTYSBURG, PA, November 3—ACNB Corporation reported year-to-date net income of $5,022,000 for the nine months ended September 30, 2008, compared to $5,814,000 over the same nine-month period in 2007, a decrease of $792,000 or 14%.  The decrease in earnings is primarily due to a substantial increase in the provision for loan losses as a result of specific allocations deemed necessary for certain commercial loans, sustained loan growth in recent quarters, and more pronounced uncertainty in prevailing economic conditions.  Net income on a per share basis amounted to $.84 for the first nine months of 2008 and was $.97 for the same period in 2007.

For the quarter, the Corporation reported net income of $484,000 for the three months ended September 30, 2008, compared to $2,082,000 for the same quarter in 2007.  Net income on a per share basis amounted to $.08 for the third quarter of 2008 and was $.35 for the same period in 2007.

Commenting on these earnings results, ACNB Corporation President & Chief Executive Officer Thomas A. Ritter said, “The risk of prolonged economic instability has increased significantly since the beginning of this year.  Throughout 2008, we have consistently moved to fortify the capital position of ACNB Corporation and Adams County National Bank, in part by strengthening our allowance for loan losses.  By adding to this reserve for potential loan losses, we have prudently offset current earnings, in

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exchange for an enhanced capital position.  Considering the uncertainty and volatility in the current economic environment, we feel that capital enhancement through an increase in the allowance for loan losses is a responsible course of action to pursue.”

He continued, “Our net interest income for the nine months ended September 30, 2008, improved by 16% in comparison to the same period in 2007, reflecting an improved mix of assets and liabilities.  The balance sheet of the Corporation and the Bank is positioned to serve us well as we look ahead to 2009 and beyond.”

In addition, ACNB Corporation announced the approval of a plan to purchase, in open market transactions, up to 120,000 shares of its outstanding common stock.  In light of recent market and stock price volatility, Mr. Ritter stated that the Board of Directors believes the opportunity to purchase ACNB Corporation’s common stock represents an attractive opportunity for the Corporation and its shareholders.  The purchases are expected to be funded by using available capital.  Further, this plan supersedes any previously approved stock repurchase plans.

Dividends paid to ACNB Corporation shareholders for the third quarter of 2008 totaled $1,100,000, or $.19 per share.  This cash dividend of $.19 per share was paid on September 15, 2008, to shareholders of record on August 29, 2008.  Aggregate dividends paid to shareholders year-to-date in 2008 were $3,400,000, or $.57 per share, as of September 15, 2008.

Total assets of ACNB Corporation on September 30, 2008, were $937 million—a decrease of 7% from September 30, 2007.  Total deposits decreased by 1% over the previous year to $678 million.  Total

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loans rose by 13% to $623 million, as compared to September 30, 2007.  An 1% increase in shareholders’ equity resulted in an aggregate of $82.8 million on September 30, 2008.

ACNB Corporation, headquartered in Gettysburg, PA, is the financial holding company for the wholly-owned subsidiaries of Adams County National Bank, Gettysburg, PA, and Russell Insurance Group, Inc., Westminster, MD.  Originally founded in 1857, Adams County National Bank serves its marketplace via a network of 18 retail banking offices located throughout Adams County, PA, and in Dillsburg and Hanover, York County, PA, as well as a Chambersburg Loan Office in Franklin County, PA.  Farmers National Bank of Newville, a division of Adams County National Bank, serves customers at three retail banking offices in the Newville, Cumberland County, PA, area.  Russell Insurance Group, Inc. offers a broad range of commercial and personal insurance lines with licenses in 33 states, including Pennsylvania and Maryland, through an office in Westminster, Carroll County, MD.

In addition to historical information, this press release may contain forward-looking statements.  Examples of forward-looking statements include, but are not limited to, (a) projections or statements regarding future earnings, expenses, net interest income, other income, earnings or loss per share, asset mix and quality, growth prospects, capital structure, and other financial terms, (b) statements of plans and objectives of management or the Board of Directors, and (c) statements of assumptions, such as economic conditions in the Corporation’s market areas.  Such forward-looking statements can be identified by the use of forward-looking terminology such as “believes”, “expects”, “may”, “intends”, “will”, “should”, “anticipates”, or the negative of any of the foregoing or other variations thereon or comparable terminology, or by discussion of strategy.  Forward-looking statements are subject to certain risks and uncertainties such as local economic conditions, competitive factors, and regulatory limitations.  Actual results may differ materially from those projected in the forward-looking statements. We caution readers not to place undue reliance on these forward-looking statements.  They only reflect management’s analysis as of this date.  The Corporation does not revise or update these forward-looking statements to reflect events or changed circumstances.  Please carefully review the risk factors described in other documents the Corporation files from time to time with the Securities and Exchange Commission, including the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.  Please also carefully review any Current Reports on Form 8-K filed by the Corporation with the Securities and Exchange Commission.

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ACNB #2008-19

November 3, 2008